Exhibit 21.1

SUBSIDIARIES OF URANIUM ENERGY CORP.

The following is a list of the significant subsidiaries of the Company and the corresponding state or jurisdiction of incorporation or organization of each. All subsidiaries of the Company are directly or indirectly wholly-owned by the Company.

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization

AUC, LLC (1)	Delaware

Metalicos Y No Metalicos Paraguay S.R.L. (2)	Paraguay

JCU (Canada) Exploration Canada, Ltd. (3)	British Columbia, Canada

Roughrider Mineral Assets Inc. (4)	Saskatchewan, Canada

South Texas Mining Venture, L.L.P. (5)	Texas

Sweetwater Uranium Inc. (6)	Wyoming

Transandes Paraguay S.A.(7)	Paraguay

UEC Resources Ltd.	British Columbia, Canada

UEC Wyoming Corp.	Wyoming

UEC US Uranium LLC	Nevada

UEC Uranium Corp.(8)	Delaware

UEX Corporation	Canada

Wyoming Coal Resources Company (6)	Delaware

Notes:

(1)	This limited liability company is a wholly-owned subsidiary of AUC Holdings (US), Inc.
(2)	This company is 90% owned by Paraguay Resources Inc. and 10% owned by CIC Resources (Paraguay) Inc.
(3)	This company is 50% owned by UEX Corporation.
(4)	This company is a wholly-owned subsidiary of Roughrider Mineral Holdings Inc. which is 100% owned by UEC Resources (SK) Ltd.
(5)	URN South Texas Project, Ltd. holds a 99% interest in the South Texas Mining Venture, L.L.P., with the remaining 1% interest held by URN Texas GP, LLC.
(6)	This company is a wholly-owned subsidiary of UEC Sweetwater Corp.
(7)	Transandes Paraguay S.A. is a wholly-owned subsidiary of Cue Resources Ltd.
(8)	This company is a wholly-owned subsidiary of UEC Wyoming Corp. which is 100% owned by the Company.